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                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER


         This Amendment No. 1 (the "Amendment") to the Agreement and Plan of Merger (the "Agreement") by and among CCPC Acquisition Corp., a Delaware corporation ("ACQUIROR"), EG Two Acquisition Co., a Delaware corporation ("Acquisition Subsidiary"), and ECKO Group, Inc., a Delaware corporation ("ECKO"), dated as of August 5, 1999, is made and entered into as of the 10th day of August, 1999 by and among ACQUIROR, Acquisition Subsidiary, and ECKO. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.

         WHEREAS, ACQUIROR, Acquisition Subsidiary and ECKO are parties to the Agreement and wish to clarify and amend certain of the provisions of the Agreement.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and in the Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. The last sentence of Section 1.3(a) of the Agreement is hereby amended and restated to read as follows:

Notwithstanding the foregoing, following the election or appointment of Acquisition Subsidiary's designees to the Board of Directors of EKCO pursuant to this Section 1.3 and until the Effective Time, (i) Acquisition Subsidiary shall only be entitled to designate up to that number of directors that is one less than the total number of directors on the EKCO Board, regardless of the total number of such directors, and the Board of Directors of EKCO shall have at least one director who was a director on August 5, 1999 (provided that EKCO will cause there to be at least three directors at all times prior to the Effective Time),
(ii) any amendment of this Agreement adverse to EKCO, its stockholders, holders of options, holders of warrants, directors, officers or employees, any termination of this Agreement by EKCO, any amendment of the indemnification or exculpation provisions of the certificate of incorporation or by-laws of EKCO in effect on August 5, 1999, any extension of time for the performance of ACQUIROR's or Acquisition Subsidiary's obligations hereunder, any waiver of any condition for the benefit of EKCO or any of the obligations or other acts of ACQUIROR or Acquisition Subsidiary, or any waiver or exercise of EKCO's or its stockholder's rights, remedies or benefits hereunder shall require the approval (in addition to the approval of the Board of Directors as a whole) of a majority of the directors, or of the director, of EKCO then in office who was or were director(s) on August 5, 1999, and (iii) ACQUIROR will cause Acquisition Subsidiary not to, and Acquisition Subsidiary will not take any action to cause its designees to constitute a greater number of directors than provided in this Agreement.

         2. The third sentence of Section 5.5 of the Agreement is hereby amended and restated as follows:

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         For purposes of this Section 5.5, Section 5.9, Section 6.1(a), Section
7.1(b) and condition (a) set forth in ANNEX A, "reasonable best efforts" of ACQUIROR shall not require ACQUIROR to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by EKCO or any of the EKCO Subsidiaries, or by ACQUIROR, Acquisition Subsidiary or any of ACQUIROR's subsidiaries of all or any material portion of the business or assets of EKCO or any of the EKCO Subsidiaries or ACQUIROR or any of its material subsidiaries, or compel Acquisition Subsidiary, ACQUIROR or any of ACQUIROR's subsidiaries to dispose of or hold separate all or any material portion of the business or assets of EKCO or any of the EKCO Subsidiaries or ACQUIROR or any of its material subsidiaries.

         3. The first sentence of Section 5.8 of the Agreement is amended and restated as follows:

         Until the six year anniversary date of the Effective Time, the ACQUIROR and Acquisition Subsidiary agree that all rights to indemnification or exculpation now existing in favor of the present and former officers, directors, employees and other indemnified parties (the "Indemnified Parties") of EKCO as provided in EKCO's Certificate of Incorporation or by-laws or otherwise in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, and ACQUIROR shall cause the Surviving Corporation to, and the Surviving Corporation shall, keep in effect all such indemnification and exculpation provisions to the fullest extent permitted under applicable law, which provisions shall not be amended, repealed or otherwise modified for such six-year period after the Effective Time, except as required by applicable law or except to make changes permitted by applicable law that would enlarge the exculpation or rights of indemnification thereunder.

         4. Section 5.9(d) of the Agreement is amended and restated as follows:

         At or prior to consummation of the Debt Offer, ACQUIROR will provide to EKCO all necessary funds to purchase the Senior Notes pursuant to the Debt Offer. For the avoidance of doubt, consummation of the Offer shall be a condition to consummation of the Debt Offer.

         5. Section 6.1(a) of the Agreement is hereby amended and restated as follows:

         no Governmental Entity shall have issued an Order or injunction or shall have enacted or promulgated any statute, rule or regulation which would prohibit or restrict the consummation of the Merger; PROVIDED, HOWEVER, that if the foregoing has occurred, each party shall use its reasonable best efforts to lift, rescind, cause to expire, terminate or ameliorate the effects of any such Order or injunction or statute, rule or regulation;

         6. Section 7.1(c) of the Agreement is hereby amended and restated as follows:

                  (c) by either ACQUIROR or EKCO if the consummation of the Offer shall not have occurred on or before 120th day following the date hereof; PROVIDED that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose

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failure to fulfill any covenant, agreement or obligation under this Agreement has been the cause of or resulted in the failure of the consummation of the Offer to occur on or before such date; and provided, further, that if the Offer or the Merger shall not have been consummated solely due to the waiting period (or any extension thereof) or approvals under the HSR Act or any applicable foreign competition laws not having expired or been terminated or received, then such date shall be extended to the 180th day following the date hereof;

         7. Section 7.2(a) of the Agreement is hereby amended and restated as follows:

         In the event of termination of this Agreement pursuant to this Article VII, this Agreement, except for the provisions of Section 5.4(b), Section 5.7, this Section 7.2 and Article VIII, and, provided that the Offer shall have been consummated prior to termination, Section 5.8 (which shall survive for a period of six years from the date of termination) and Section 5.11 (which, as to Sections 5.11(a) and 5.11(b), shall survive for one year after termination and, as to Sections 5.11(c) and 5.11(d), shall survive termination), shall forthwith become void and have no further effect, without liability on the part of any party or its affiliates, directors, officers or stockholders. Nothing in this
Section 7.2 or Section 8.4 shall relieve any party to this Agreement of liability for breach of this Agreement on or prior to the date of termination.

         8. Section 8.4 of the Agreement is amended and restated as follows:

         None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement; PROVIDED, HOWEVER, that this Section 8.4 shall in no way limit the obligations of the parties under any covenant or agreement contained herein or therein that by its terms applies or is to be performed in whole or in part after the Effective Time, including Article II, and Sections 5.8, 5.11 and 5.12, which shall survive the Effective Time.

         9. Section 8.12 of the Agreement is hereby amended deleting the term "5.9" and inserting the term "5.8" in place thereof.

         10. The last paragraph of the Agreement immediately preceding the signature blocks thereof is hereby amended by deleting the clause ", and have caused their respective corporate seals to be hereunto affixed," from such paragraph.

         11. Except as expressly modified hereby, the Agreement is hereby ratified and confirmed and shall remain in full force and effect.







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

         IN WITNESS WHEREOF, ACQUIROR, Acquisition Subsidiary and EKCO have duly executed this Amendment or caused this Amendment to be duly executed by their respective duly authorized officers as of the day and year first written above.


                           CCPC ACQUISITION CORP.

                           By: /s/ Malcolm L. Sherman
                               -------------------------------------------
                               Malcolm L. Sherman
                               Title: Chairman and Chief Executive Officer



                           EG TWO ACQUISITION CO.

                           By: /s/ Phyllis R. Yeatman
                               -------------------------------------------
                               Phyllis R. Yeatman
                               Title: President



                           EKCO GROUP, INC.

                           By: /s/ Thomas V. Barr
                               -------------------------------------------
                               Thomas V. Barr
                               Title: Vice President








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